EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated May 30, 2013, with respect to the statements of condition including the related portfolios of Closed-End Strategy: Master Municipal Income Portfolio- California Series 22 and Closed-End Strategy: Master Municipal Income Portfolio - New York Series 22 (included in Invesco Unit Trusts, Series 1328) as of May 30, 2013, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-187163) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
May 30, 2013